Exhibit 99.1

Curon Medical Receives Initial $3.2 Million of $11.3 Million Private Placement

- Proceeds to be used to fund initiatives and to address going concern issue

FREMONT, Calif., April 8 /PRNewswire-FirstCall/ — Curon Medical, Inc. (Nasdaq: CURN—News) today announced that it has signed definitive agreements for the private placement of common stock to institutional investors for a total of $11.3 million, before transaction fees and expenses. The placement is structured to be completed in two closings, with the first closing having occurred on April 8, 2005, and the remaining closing being subject to stockholder approval.

In this first closing, the Company raised approximately $3.2 million by issuing a total of 4,962,614 shares of common stock at a price of $0.65 per share, representing a 19 percent discount to the Company’s April 7, 2005 $0.80 per share closing price. Investors received five-year warrants to purchase an aggregate of 2,481,298 shares of common stock at a price of $1.00 per share. SVB Alliant and The Robins Group LLC served as placement agents for the transaction.

An additional amount of approximately $8.1 million has been deposited to escrow and will be released to the Company in the event that the Company obtains stockholder approval for the subsequent sale of securities. The Company intends to seek stockholder approval at its Annual Meeting next month. The terms of the subsequent closing are essentially identical to those from the first closing.

Larry C Heaton II, Curon Medical’s President and Chief Executive Officer, said that the proceeds will be used primarily to fund the Company’s initiatives for its core business related to the use of radiofrequency energy for the treatment of acid reflux or GERD with the Stretta® System, and the treatment of Bowel Incontinence(TM) (BI) with the Secca® System, in addition to other working capital needs.

“This round of funding strengthens our balance sheet and will provide capital to execute our operating plan,” added Mr. Heaton. “With the addition of the funds being held in escrow pending stockholder approval, we believe that we will have satisfied the going concern issue that we raised in our year end 2004 financial statements.”

This press release does not constitute an offer to sell, the solicitation of an offer to buy any security, or the solicitation to vote in favor of any stockholder proposal. The shares and warrants issued or to be issued in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. The Company has agreed to file a registration statement covering the resale of the shares and the shares issuable upon exercise of the warrants.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

About The Stretta System

Curon’s proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient endoscopic procedure for the treatment of GERD. The Stretta System consists of the Stretta Catheter, which is a disposable, flexible catheter, and the Curon Control Module. Using the Stretta System, the physician delivers temperature-controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter (LES). The tissue response to radiofrequency delivery alters LES function, which results in statistically significant improvements in GERD symptom scores, reduction in acid exposure and reduction in anti-secretory medication requirement.

About The Secca System

The Secca System provides physicians with devices to perform a minimally invasive outpatient procedure for the treatment of bowel incontinence in patients who have failed more conservative therapy such as diet modification and biofeedback. The Secca System utilizes the same technology and treatment concepts as the Stretta System. Using the Curon Control Module and the Company’s Secca disposable handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function.

Forward Looking Statements

This press release contains forward-looking statements, including forward-looking statements regarding the timing and occurrence of the second closing of the private placement, the timing and success in obtaining stockholder approval for the second closing of the private placement, the projected uses for the proceeds from the private placement, the Company’s future capital needs, its ability to execute its operating plan, and the adequacy of the private placement to satisfy the going concern issue. These statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the fact that consummation of the private placement is subject to conditions to closing and thus the closing may be delayed or may not occur. The Company undertakes no obligation to update these forward-looking statements at any time or for any reason.